Media:	Investors:
Thomas Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

You’ve got 60 days to turn an idea into a business,
write the business plan – for free – and get it funded

RESEARCH TRIANGLE PARK, N.C., May 31, 2005 — It’s now easier for entrepreneurs to turn an idea into a business plan – and apply for loans up to $50,000 to start, run and grow the business.

Smart Online Inc. (OTCBB: SOLN) today announced that entrepreneurs and small-business owners who use Smart Online’s Web-based software services to apply online for Express SBA loans from the U.S. Small Business Administration are also able to research and write their business plans – for free, for 60 days – using promotional code “solfrpro60”.

“This is the American dream of independence and business success, powered by any Web browser,” said Tom Furr, vice president of business development for Smart Online.

Smart Online added the Express SBA loan services in early May to its industry-leading array of Web-native software for starting, running and growing a small business. While providing complimentary access for 60 days to Smart Online’s online tools for researching and writing business plans, users may optionally elect to subscribe to an array of online tools for incorporating, preparing personnel policies, applying for loans, drafting leases for office space and equipment, establishing retirement plans, and more. All of Smart Online’s software runs in any Web browser and does not need to be installed on the user’s computer.

The Express SBA loan program at Smart Online requires no collateral for businesses that have been operating for at least two years. Loans are funded within 10 to 15 days of receipt of all application information.

Smart Online offers the Express SBA loan financing program at its own Web site, http://www.smartonline.com, and via a network of companies that private label Smart Online’s Web-native applications. This network includes but is not limited to BusinessWeek.com, INC.com, NYReport.com, FastCompany.com.

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources.

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of May 31, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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